   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 1998

                                                      REGISTRATION NO. 333-50513
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5


                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                    AMERICA FIRST TAX EXEMPT INVESTORS, L.P.

             (Exact name of registrant as specified in its charter)

           DELAWARE                       47-0810385                  6799
 (State or other jurisdiction          (I.R.S. Employer             (Primary
     of incorporation or             Identification No.)            Standard
        organization)                                              Industrial
                                                                 Classification
                                                                  Code Number)

                         SUITE 400, 1004 FARNAM STREET
                             OMAHA, NEBRASKA 68102
                                 (402) 444-1630

         (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

                                 MICHAEL YANNEY
                         SUITE 400, 1004 FARNAM STREET
                             OMAHA, NEBRASKA 68102
                                 (402) 444-1630

      (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

                              STEVEN P. AMEN, ESQ.
                                   Kutak Rock
                               1650 Farnam Street
                             Omaha, Nebraska 68102
                                 (402) 346-6000
                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:

    As soon as practicable after this Registration Statement becomes effective and after conditions in the Merger Agreement have been satisfied.
                            ------------------------

    If any of the securities being registered on the Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

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
TREATMENT OF THE NEW FUND AS A PUBLICLY TRADED PARTNERSHIP

    The listing of the New Fund's BUCs for trading on The NASDAQ Stock Market will cause the New Fund to be treated as a "publicly traded partnership" under
Section 7704 of the Code, thus continuing the publicly traded partnership status of the Existing Fund. A publicly traded partnership is generally taxable as a corporation unless 90% or more of its gross income is "qualifying" income. Qualifying income includes interest, dividends, real property rents, gain from the sale or other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends and certain other items.

    Substantially all of the New Fund's gross income will continue to be tax-exempt interest income on mortgage bonds, all of which constitutes qualifying income. Kutak Rock is of the opinion that as long as 90% or more of the New Fund's gross income consists of qualifying income, the New Fund will be treated as a partnership for federal income tax purposes. If for any reason less than 90% of the New Fund's gross income constituted qualifying income, the New Fund would be taxable as a corporation rather than a partnership for federal income tax purposes, with the consequences described above in "Partnership Status."


TAX EXEMPT INTEREST



    Kutak Rock is of the opinion that (i) the interest paid on the seven tax-exempt mortgage bonds held by the Existing Fund is exempt from federal income taxation and (ii) after completion of the Transaction, distributions made by the New Fund to BUC holders of interest received from these bonds will be exempt from federal income taxation.


CONSEQUENCES OF A MERGER

    Kutak Rock is of the opinion that the merger of the Existing Fund and the New Fund pursuant to the terms of the Merger Agreement will be treated as a tax-free continuation of the Existing Fund for federal income tax purposes. Accordingly, no gain or loss will be recognized by the Existing Fund, the New Fund or the BUC holders as a result thereof. The adjusted basis of the New Fund in the assets acquired from the Existing Fund will be equal to the adjusted basis of the Existing Fund therein as of the effective date of the Transaction. Since the New Fund will have the same adjusted basis in the transferred assets as the Existing Fund, the holding period of the New Fund in the transferred assets will include the holding period of the Existing Fund in such assets. Likewise, the BUC holders' adjusted basis in the New Fund BUCs will be equal to their adjusted basis in the Existing Fund BUCs. A BUC holder will include the holding period of his or her Existing Fund BUCs in his or her holding period for the New Fund BUCs.

NONDEDUCTIBILITY OF INTEREST EXPENSE

    The Code generally prohibits the deduction of interest on indebtedness that is either incurred or continued for the purpose of either purchasing or carrying tax-exempt obligations. In the case of a partnership, the partners are required to take into account their proportionate share of the tax-exempt obligations held, and the indebtedness incurred, by the partnership in combination with such obligations held, or any debt incurred, in their individual capacities. While the New Fund's assets will consist primarily of tax-exempt mortgage bonds, it does not intend to incur any significant amounts of indebtedness to purchase or carry tax-exempt mortgage bonds. However, the New Fund is not prohibited from borrowing and, to the extent that it does, any interest paid by it with respect to indebtedness may not be deductible by BUC holders.

TAX ELECTIONS

    In the event the New Fund issues additional BUCs, the General Partner intends to cause the New Fund to make an election under Section 754 of the Code. The effect of such election will be to have the

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

    (a) EXHIBITS


  4.1  Form of Beneficial Unit Certificate*

  4.2  Form of Agreement of Limited Partnership of the Registrant (included as
         Appendix A to Consent Solicitation Statement/Prospectus contained in
         Part I hereof)*

  4.3 Amended Agreement of Merger, dated June 12, 1998, between the Registrant and America First Tax Exempt Mortgage Fund Limited Partnership (included as Appendix B to Consent Solicitation Statement/Prospectus contained in
         Part I hereof)*

  5.1  Revised opinion of Kutak Rock as to the legality of securities*

  8.1  Revised opinion of Kutak Rock as to certain tax matters

 23.1  Consent of PricewaterhouseCoopers LLP*

 23.2  Consent of Mueller, Prost, Purk & Willbrand, P.C.*

 23.3  Consent of Kutak Rock (included in Exhibits 5.1 and 8.1)*

 24.1  Powers of Attorney*

 99.1  Supplemental Material to be Delivered to BUC Holders*

 99.2  Letter to BUC Holders


------------------------

*   previously filed

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 5 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on the 21st day of September, 1998.


                                AMERICA FIRST TAX EXEMPT INVESTORS, L.P.

                                By America First Capital Associates Limited
                                Partnership Two, Its General Partner
                                By America First Companies L.L.C.,
                                Its General Partner

                                By:              /s/ MICHAEL YANNEY
                                     ------------------------------------------
                                                   Michael Yanney
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities indicated on dates indicated opposite their names.



          SIGNATURE                    DATE                    TITLE
------------------------------  -------------------  --------------------------

      /s/ MICHAEL YANNEY                             Chairman of the Board,
------------------------------  September 21, 1998     President and Chief
        Michael Yanney                                 Executive Officer

     /s/ MICHAEL THESING*
------------------------------  September 21, 1998   Secretary and Chief
       Michael Thesing                                 Financial Officer

    /s/ WILLIAM S. CARTER*
------------------------------  September 21, 1998   Manager
      William S. Carter

      /s/ GEORGE KUBAT*
------------------------------  September 21, 1998   Manager
         George Kubat

    /s/ MARTIN MASSENGALE*
------------------------------  September 21, 1998   Manager
      Martin Massengale

        /s/ ALAN BAER*
------------------------------  September 21 ,1998   Manager
          Alan Baer

   /s/ GAIL WALLING YANNEY*
------------------------------  September 21, 1998   Manager
     Gail Walling Yanney

   /s/ MARIANN BYERWALTER*
------------------------------  September 21, 1998   Manager
      Mariann Byerwalter


         *By  MICHAEL YANNEY
          ATTORNEY-IN-FACT

         /s/ MICHAEL YANNEY
      -------------------------
           Michael Yanney

                                      II-2